Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of American Electric Power Company, Inc. of our report dated February 13, 2025 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in American Electric Power Company, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio
February 14, 2025